UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

IMPCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(Address of principal executive offices) (Zip Code)

(562) 860-6666

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 16, 2005, IMPCO Technologies, Inc. (the “Company”) and Thomas M. Costales agreed to certain terms governing his employment as Interim Chief Financial Officer and Treasurer. Mr. Costales will initially hold the position for a term of six months, at the end of which the term may be extended. Mr. Costales will be paid a salary at an annual rate of $180,000 and will be eligible to participate in the Company’s 401(k) plan.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On May 16, 2005, Thomas M. Costales, was appointed Interim Chief Financial Officer and Treasurer. Richard T. Fogarty continued to perform the duties of those positions, as he had been doing on an interim basis since April 8, 2005, through the finalizing and filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and continues as the Company’s Corporate Controller. The information set forth under Item 1.01 above regarding the terms of Mr. Costales’ employment is hereby incorporated by reference into this Item 5.02.

Mr. Costales, 58, was the Company’s Chief Financial Officer and Treasurer from March 1995 until July 1999 and served as a financial consultant and advisor to the Company from July 1999 until May 2000. From May 2000 until its sale to Motorola in November 2000, he served as Chief Financial Officer, Treasurer and Secretary of Printrak International Inc., a Nasdaq-listed enterprise software company. From January 2001 until joining the Company, other than during the period from March 2004 until June 2004, in which he served as acting Chief Financial Officer of VitroTech Corporation, a Nasdaq-listed mineral mining company, Mr. Costales acted as an independent contractor providing financial and business consulting services to a variety of private and public companies.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
10.1	Summary of the terms of employment between IMPCO Technologies, Inc. and Thomas M. Costales, as of May 16, 2005.

99.1	Press release of IMPCO Technologies, Inc. dated May 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: May 18, 2005	By:	/s/ Mariano Costamagna
Mariano Costamagna
Chief Executive Officer